CUSTODY AND RECORDKEEPING AGREEMENT



This Agreement is made this 11th day of December, 1998, by and among UMB BANK, n.a., a national banking association having its principal office and place of business at 1010 Grand Boulevard, Kansas City, Missouri 64106 (the "Bank"), ND Resources, Inc., a North Dakota corporation, having its principal office and place of business at 1 North Main, Minot, ND 58703 ("Agent"), and Investors Research Fund, Inc., a California corporation, having its principal office and place of business at 3757 State Street, Suite 204, Santa Barbara, CA ("Fund").

The effective date of this agreement is to be December 12, 1998.


WHEREAS, Fund is the sponsor of custodial accounts ("Accounts") pursuant to Custodial Agreements (the "Account Agreements") established for individual retirement accounts established under the provisions of Section 408 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (referred to herein collectively as the "Code") Simplified Employee Pension Plans, Savings Incentive Match Plan for Employees, ROTH IRAs, EDUCATION IRAs (collectively referred to herein as Individual Retirement Accounts), 403(b) custodial accounts, and Investors Research Fund, Inc. Defined Contribution Plans pursuant to the provisions of the Investors Research Fund, Inc., Prototype Defined Contribution Plan adopted by each participating employer, all of which (Individual Retirement Accounts, 403(b) custodial accounts, Defined Contribution Plan accounts) are referred to herein as "Accounts", and

WHEREAS, by this Agreement the Fund desires to appoint the Bank as Custodian for all accounts established by the Fund as the sponsor of such Accounts referenced to herein; and

WHEREAS, Fund wishes to appoint the Bank as the custodian for the Accounts; and

WHEREAS, the Bank is willing to accept appointment as Custodian for the Accounts on the terms and conditions set forth herein; and

WHEREAS, Agent is the transfer agent for Investors Research Fund, Inc, a mutual fund managed by Fund; and

WHEREAS, the Fund wishes Agent to perform certain administrative and record-keeping duties relative to the Accounts.

WHEREAS, the Agent desires to perform certain administrative and recordkeeping duties relative to the Accounts.


NOW, THEREFORE, the parties to this Agreement agree to the following:

1. The Bank represents to Fund and Agent that it is, and as long as the Accounts and this Agreement are in effect will be, a "Bank" as defined in
Section 401(d)(1) of the Code.

2. Effective as of the date of this Agreement, Fund hereby appoints the Bank and the Bank hereby accepts appointment as Custodian for the Accounts previously established and those to be established on or after this date.
The Bank agrees to act as Custodian for the Accounts subject to the terms hereof, and of each of the Account Agreements, a copy of each of the forms of which are attached hereto as Exhibit A and incorporated herein by reference.

    a. The Bank understands and agrees that from time to time, Fund may propose amendments to the Account Agreements, whether to comply with then-current provisions of the Code or otherwise, and such amendments shall take effect subject to the provisions of the Account Agreements and subject to the Bank's rights thereunder.

    b.  The appointment of the Bank as Custodian hereunder is subject to
(i) the terms of the respective Account Agreements; (ii) this Agreement (which shall govern in case of any inconsistency between the terms of this Agreement and any of the Account Agreements) and the right of Fund hereunder to terminate the appointment of the Bank as Custodian under the Account Agreements and to name a successor Custodian at any time and from time to time on written notice to the Bank as Custodian under the Account Agreements and to name a successor Custodian at any time and from time to time on written notice to the Bank, and
(iii) the rights of the Bank and of Fund to terminate such custodianship in accordance with the terms of the Account Agreements and this Agreement.

3. Agent hereby agrees to diligently perform the following administrative and recordkeeping duties with respect to the Accounts:

    a. Receive, allocate to the appropriate Account, and invest pursuant to the governing Account Agreements, all contributions made thereunder, in accordance with the written instructions of the duly authorized directing authority;

    b. Reinvest for each Account all dividends and capital gains or other distributions payable on the shares credited thereto;

    c. Maintain and reconcile Account records and investment transaction records;

    d. Furnish to each Account grantor (with respect to each grantor's individual Account), promptly after the end of each calendar year, a statement of such participant's account showing:

        1. The net asset value of all full and fractional shares as of the first and last business days of the calendar year,

        2. Contributions to and distributions from the account during the calendar year, and

        3.  Earnings reinvested in the account during the calendar year.

    e. Furnish to each Account grantor (with respect to each grantor's individual Account) a confirmation of each transaction;

    f. Make distributions from Accounts, including withholding and remittance of federal income tax, in accordance with the provisions of the Account Agreements and relevant provisions of the Code and regulations;

    g. Furnish information returns and reports to each Account grantor (with respect to each grantor's individual Account); and

    h.  Other such functions as the parties may agree to from time to time.

    i. Perform all necessary support functions needed by Agent to fulfill its duties and responsibilities, including but not limited to the following:

        1. Approve and calculate any and all and disbursements and distribu-tions of any type or nature;

        2. Furnish information returns and reports to the Internal Revenue Service as may be required by the Code; and

        3. Other such functions as may be required from time to time as the parties may agree to.

4. Agent may retain the services of a third party to assist in performing the duties specified in 3(i) above, but shall remain fully responsible for such third party's actions or inactions.

5. Agent is hereby authorized to sign any Account Agreement or application for an account by and on behalf of the Bank as Custodian, or endorse any check or draft or other item payable to the Bank by and on behalf of the Bank as Custodian, and to designate an employee or employees of Agent as authorized persons to execute such signatures and endorsements. The Bank shall promptly transmit, properly endorsed, to Agent any monies, checks or other property received by the Bank as Custodian for investment for the Accounts.

6. Agent shall collect all custodial fees due in accordance with relevant fee schedules, and on an annual basis, following such collection, remit such portion thereof to the Bank as shall be agreed upon by the parties from time to time, and retain the balance as compensation for its services performed hereunder.

7. Agent shall furnish to the Bank a quarterly summary of the current status of each Account showing summary totals of all Accounts.

8. Bank and Agent acknowledge the proprietary and confidential nature of Fund's list of shareholders, and hereby agree not to disclose to any person the names of such shareholders without prior written permission from Fund, except as such disclosure may be required by the Code or other federal law.

9. Agent and Fund agree, jointly and severally, to fully protect the Bank in relying upon this Agreement and in connection with the duties and responsibil-ities of the Bank, Agent and Fund under the Account Agreements and this Agreement, and agree and represent that they will, jointly and severally, fully indemnify the Bank and save and hold the Bank harmless from and against any and all claims, damages (including penalties and interest thereon), or liabilities of any nature whatsoever resulting from or arising out of the Account Agreements or this Agreement including any actions or inactions resulting from any third party provider retained by agent, except as may result from the negligence or willful misconduct of the Bank.

10. No provision of this Agreement shall modify or supersede any provision of the Transfer Agency Agreements executed by Agent and Fund.

11. his Agreement may be terminated at any time by mutual consent of the Bank, Agent, or Fund, or upon thirty (30) days' written notice by any party. Upon termination, the Bank and Agent shall transfer the records of the Accounts as directed by Fund. Anything herein to the contrary notwithstanding, the protective covenants and indemnities provided by this Agreement shall survive the termination of the Agreement and shall continue in effect with respect to any and all matters arising (or alleged by any third party to have occurred, whether by way of act or default) during the existence of the Agreement.

12. No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

13. Notices shall be communicated by first class mail, or by such other means as the parties may agree, to the persons and addresses specified below or to such other persons and addresses as the parties may specify in writing.


If to Bank:  UMB Bank, n.a.
ATTN:  WILLIAM A. HANN
PO Box 419692
Kansas City, MO 64141


If to Agent:  	ND Resources, Inc.
ATTN:  MARK ANDERSON
P.O. Box 759
Minot, ND 58702


If to Fund:	  Investors Research Fund, Inc.
ATTN:  HUGH HAFERKAMP
3757 State Street, Suite 204
Santa Barbara, CA 93105

14. This Agreement shall be governed by the laws of the State of Missouri.

15. This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers under authority of their respective Boards of Directors, and their corporate seals to be affixed hereto this 11th day of December, 1998.


                                    UMB BANK, n.a.,
                                    as Custodian

                                    By:  /William A. Hann/
                                    Title:  Senior Vice President
                                            Employee Benefits Division

Attest:  /Rhonda Thiedke/
         Assistant Secretary


                                    ND RESOURCES, INC.

                                    By:  /Mark R. Anderson/
                                    Title:  Shareholder Services Manager


                                    INVESTORS RESEARCH FUND, INC.

                                    By:  /Hugh J. Haferkamp/
                                    Title:  President